Exhibit 3.1

ARTICLES OF AMENDMENT

TO THE AMENDED AND RESTATED ARTICLES OF INCORPORATION

OF

SYNOVUS FINANCIAL CORP.

1.

The name of the corporation is Synovus Financial Corp. (the “Corporation”). The Corporation is organized under the laws of the State of Georgia.

2.

On February 19, 2014, the Board of the Directors of the Corporation approved an amendment to the first two sentences of the first paragraph of Article 4 of the Articles of Incorporation to read as follows:

“The maximum number of shares of capital stock that the corporation shall be authorized to have outstanding at any time shall be 2,500,000,000 shares. The corporation shall have the authority to issue (i) 2,400,000,000 shares of common stock, par value $1.00 per share, and (ii) 100,000,000 shares of preferred stock, no par value per share.”

3.

The amendment was duly approved by the shareholders of the Corporation on April 24, 2014 in accordance with the provisions of O.C.G.A. §14-2-1003.

IN WITNESS WHEREOF, Synovus Financial Corp. has caused these Articles of Amendment to be executed by its duly authorized officer on this 24th day of April, 2014.

SYNOVUS FINANCIAL CORP.

By:	/s/ Allan E. Kamensky
Name: Allan E. Kamensky
Title: Executive Vice President, General Counsel and Secretary